EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Scientific Industries, Inc. and Subsidiaries on Form S‐1 (No. 333-278009) of our report dated April 17, 2023, related to our audit of the consolidated financial statements of Scientific Industries, Inc. and Subsidiaries. as of December 31, 2022, and for the transitional six month period July 1, 2022 thru December 31, 2022, which report appears in this Annual Report on Form 10-K.

/s/ Macias Gini & O’Connell LLP

Walnut Creek, CA

March 29, 2024